Exhibit  99

For Immediate Release / Monday, August 9, 2004
Contact: Chad Hyslop (208) 331-8400
info@americanecology.com     www.americanecology.com
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                AMERICAN ECOLOGY ANNOUNCES SETTLEMENT OF NEBRASKA
                       LOW-LEVEL RADIOACTIVE WASTE LAWSUIT

   Company Share of Settlement Approximately $12 Million Paid Over Four Years

     BOISE, IDAHO - Stephen Romano, President and Chief Executive Officer of American Ecology Corporation [NASDAQ:ECOL] today announced that the State of Nebraska and the Central Interstate Low-Level Radioactive Waste Commission ("CIC") have settled a lawsuit brought against the State for bad faith in the licensing process for the proposed low-level radioactive waste ("LLRW") disposal facility near Butte, Nebraska.

     As a contractor to the CIC, subsidiary US Ecology stands to recover approximately $12 million over four years, subject to certain conditions and a contingent discount on the total $154 million CIC settlement. In September 2002, the U.S. District Court for Nebraska awarded $151 million to the CIC. This judgment, affirmed in its entirety by the U.S. Court of Appeals for the Eighth Circuit, identified US Ecology damages of $6.2 million for work performed plus $6.1 million in interest for a total of $12.3 million.

     "We are very pleased that this longstanding dispute has been settled," Romano stated, adding "we look forward to making arrangements with the CIC to receive our pro rata share of the settlement proceeds as payments are made." The Company anticipates recording a settlement gain in Other Income when it and the CIC agree on the Company's specific share of the settlement and payment arrangements. The Company currently maintains a $6.5 million deferred site development asset on its balance sheet.

     Under today's settlement agreement, Nebraska agreed to make four equal payments of $38.5 million to the CIC beginning on August 1, 2005, and annually thereafter for three years. The $154 million settlement reflects a principal amount of $140.5 million plus interest of 3.75%, compounded annually and beginning August 1, 2004.

     Settlement payments are subject to appropriation by Nebraska's unicameral legislature. However, should the Nebraska legislature fail to appropriate the required payments, the State would lose the benefit of any and all consideration otherwise granted to it by the Agreement and the CIC would retain rights to pursue enforcement by all legal means available. As part of the settlement, Nebraska expressly waived any claim to sovereign immunity to a suit filed in Nebraska or federal court to enforce payment, and further agreed to dismiss its pending petition for certiorari review to the U.S. Supreme Court on the $151 million federal court judgment.


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     The principal amount may be reduced to $130 million plus interest in the contingent event that Nebraska and the CIC are successful in jointly negotiating suitable access to an intended Texas Compact disposal site. The State of Texas has not taken a position on the proposal to accept low-level radioactive waste from CIC member states.

     US Ecology submitted its application to construct and operate the proposed Butte, Nebraska disposal site in 1990. In December of 1998, the State of Nebraska denied the license. Four electric utility companies that substantially funded the project sued Nebraska alleging bad faith. The CIC was originally joined in the suit as a defendant, but was later realigned as a plaintiff. US Ecology intervened to recover its contributions to the project, and appealed the State's proposed license denial decision. The latter appeal remains pending subject to receipt of payment under the settlement.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about legal and other matters that could materially impact American Ecology Corporation and its subsidiaries. Actual results or outcomes may differ materially from what is expressed herein and no assurance can be given that the Nebraska legislature will appropriate the agreed sums or that the Company will ultimately recover its pro rata share of the intended settlement payments. For this and other information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K and its most recent Form 10-Q filed with the Securities and Exchange Commission.


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